Exhibit 12.1

Whiteford, Taylor & Preston L.L.P.
Delaware*
Two James Center 1021 East Cary Street Suite 2001 Richmond, Virginia 23219 Main Telephone (804) 977-3300 Facsimile (804) 977-3299	District of Columbia Kentucky Maryland Michigan New York pennsylvania virginia www.whitefordlaw.com (800) 987-8705

Dome Capital, LLC

10006 Cross Creek Blvd #103

Tampa, Florida 33647

Re: Dome Capital, LLC – Series LLC Offering of Series Membership Interests

Ladies and Gentlemen:

We have acted as special counsel to Dome Capital, LLC, a Delaware series limited liability company (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Offering Statement on Form 1-A (CIK: 0001988836)(as amended, the “Offering Statement”), under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement includes the offering of series membership interests in Dome Capital, LLC – 3142 Denver Ave for which a series designation (the “Series Designation”) will be included in the form filed with the Offering Statement and attached to the Limited Liability Company Agreement of the Company, dated as of September 13, 2023 (the “Company Operating Agreement”), prior to the issuance thereof.

The Offering Statement relates to, among other things, the proposed issuance and sale by the Company (the “Offering”) of the series membership interests (the “Series Membership Interests”) in Dome Capital, LLC – 3142 Denver Ave, as further described in the Offering Statement.

We assume that the Series Membership Interests will be sold as described in the Offering Statement and pursuant to a Subscription Agreement, substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and the purchasers of the Series Membership Interests (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”).

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

1.	the Certificate of Formation of the Company, filed with the Secretary of State of the State of Delaware on January 18, 2023;
2.	the Company’s Operating Agreement;
3.	the Certificate of Formation of Mansa, Inc., the Manager and Sole Member of the Company (the “Manager”), filed with the Secretary of State of the State of Delaware on July 21, 2021;
4.	the Articles of Incorporation of the Manager, dated as of July 21, 2021;
5.	the Bylaws of the Manager;
6.	a written consent of the Board of Directors of the Manager, dated as of January 15, 2023, empowering and authorizing certain officers of the Manager to cause entities controlled by the Manager, such as the Company, to establish Series thereof and to cause such entities to offer, sell and issue interests in such Series;
7.	an Officer’s Certificate of the Chief Executive Officer of the Manager, dated as of May 14, 2025; and
8.	a written consent of the Manager, dated as of May 14, 2025, and executed by an officer of the Manager, adopting certain resolutions with respect to the Offering.

We have also examined the Offering Statement, form of Subscription Agreement and form of Series Designation to be filed with the Commission and such other certificates of public officials, such certificates of executive officers of the Sponsor and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinion hereafter set forth.

In such examination, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents, (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects, (vi) that the statements of the Company contained in the Offering Statement and the Officers’ Certificate are true and correct as to all factual matters stated therein, (vii) that the Offering Statement will be and remain qualified under the Securities Act, and (viii) that the Company will receive the required consideration for the issuance of the Series Membership Interests at or prior to the issuance thereof. As to all questions of fact material to this opinion, we have relied solely upon the above-referenced certificates or comparable documents and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Our opinion below is qualified to the extent that it may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

Based upon and subject to the foregoing and the other qualifications and limitations contained herein, we are of the opinion that, when the Offering Statement is qualified under the Securities Act and when the Series Interests are issued and sold in accordance with the terms set forth in the Company Operating Agreement, the applicable Series Designation and the applicable Subscription Agreement and the Company has received payment therefor in the manner contemplated in the Offering Statement, (a) the Series Membership Interests will be legally issued under the Delaware Limited Liability Company Act (the “Delaware Act”) and (b) purchasers of the Series Membership Interests will have: (i) no obligation under the Delaware Act to make payments to the Company (other than their purchase price for the Series Membership Interests and except for their obligation that may arise in the future to repay any funds wrongfully distributed to them as provided under the Delaware Act), or contributions to the Company, solely by reason of their ownership of the Series Membership Interests or their status as members of the Company, and (ii) no personal liability for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being members of the Company.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinion should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinion expressed herein is limited to matters governed by the Delaware Act and to the matters expressly stated herein. We express no opinion with respect to any other laws, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting part of the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ Whiteford, Taylor & Preston LLP

Whiteford, Taylor & Preston LLP